Exhibit 99.2
January 8, 2007
PRIVATE & CONFIDENTIAL
Mr. F. Edwin Harbach
[                               ]
[                               ]
Employment Letter and Terms and Conditions of Employment
Full-Time, Salaried President and Managing Director
Dear Ed:
On behalf of BearingPoint, Inc. (the “Company”), by this letter (the “Employment Letter”), I am pleased to offer you the position of President and Managing Director of the Company, effective January 8, 2007 (the “Effective Date”). Your target compensation (“Target Compensation”) will be $700,000.00 payable in accordance with the terms and conditions of the 2006 Managing Director Incentive Compensation (MDIC) Plan, which is subject to change over time (the “MDIC Plan”). Your base compensation (“Base Compensation”) is 80% of your Target Compensation and will be paid semi-monthly. The remaining 20% of your Target Compensation is your reserve compensation and will be paid out on a two-quarter lag according to the performance objectives outlined in the MDIC Plan. Until the reserve component takes effect, you will receive 100% of your Target Compensation as your Base Compensation.
You will report directly to the Chief Executive Officer (the “CEO”) of the Company and your performance will be reviewed by the CEO at least annually. You will have such duties and responsibilities as are commensurate with your position. Your employment shall be “at-will.” Your employment may be terminated by the Company at any time and for any or no reason. Your employment may be terminated by you with three months’ prior notice, as provided in your Managing Director Agreement.
Equity. Within five (5) business days after the Effective Date (the “RSU Grant Date”), you shall receive an award of the number of restricted stock units that results from dividing $7,000,000 by the “Fair Market Value” (as such term is defined in the Restricted Stock Unit Agreement attached hereto) of one share of the Company’s common stock on the RSU Grant Date and rounding up the result to the nearest number of whole shares (the “Restricted Stock Units”). Subject to accelerated vesting as provided herein, the Restricted Stock Units will vest ratably (in 25% installments) beginning on the first anniversary of the Effective Date and each year thereafter, so that 100% of the Restricted Stock Units shall become vested on the fourth anniversary of the Effective Date (each date on which a portion of the Restricted Stock Units becomes vested, a “Vesting Date”).

Mr. F. Edwin Harbach
January 8, 2007

On the RSU Grant Date, you will receive a Restricted Stock Unit Agreement substantially in the form attached hereto that details the various terms of the grant of the Restricted Stock Units, including terms and conditions related to the settlement of the Restricted Stock Units, and requires your signature of acceptance. The Restricted Stock Units granted to you hereunder will be separately approved by the Compensation Committee/Board of Directors and will not be issued under, nor subject to, the terms and conditions of the Company’s 2001 Long Term Incentive Plan.
All of the Restricted Stock Units will vest and settle upon the termination of your employment due to your death or Disability (as defined in the Restricted Stock Unit Agreement).
Upon a termination of your employment by the Company without Cause, the portion of the Restricted Stock Units scheduled to vest on the next Vesting Date following your termination shall vest on the date of your termination.
Notwithstanding the foregoing, all unvested Restricted Stock Units will vest if your employment is terminated (i) by the Company within three years following a Change of Control (as defined in the Special Termination Agreement) for any reason other than for “Cause” (as defined in the Managing Director Agreement) or (ii) by you upon the occurrence of an event specified in Section 3(a)(2) of the Special Termination Agreement.
Notwithstanding anything to the contrary set forth herein, in the Restricted Stock Unit Agreement or in any other agreement, you will not be permitted to sell any shares of the Company’s Common Stock you receive upon the settlement of any of the Restricted Stock Units, except (i) in compliance with Company policies applicable to Managing Directors and (ii) in compliance with applicable securities laws.
Notwithstanding anything to the contrary set forth herein, in the Restricted Stock Unit Agreement or in any other agreement, in the event (i) a Change of Control (as defined in the Special Termination Agreement) occurs and (ii) you subsequently breach Section 4(a)(ii) of the Restricted Stock Unit Agreement or you are terminated for “Cause” by the Company, the remedy of the Company set forth in Section 4(a)(C) and (D) of the Restricted Stock Unit Agreement in the event of such breach or termination shall have no force and effect and you shall not be required to forfeit any cash or equity received in settlement of your Restricted Stock Units.
No additional grants of restricted stock units are currently contemplated for at least the first three years of your employment.
Annual Bonus. For each of fiscal years 2007 and 2008, you will be eligible to receive an annual performance bonus if you receive a “Meets Expectations” or higher annual performance rating by the Compensation Committee. The target amount for your annual performance bonus for fiscal years 2007 and 2008 shall be determined by the

Mr. F. Edwin Harbach
January 8, 2007

Compensation Committee and, if you are eligible to receive a bonus in fiscal years 2007 and/or 2008, the bonus will be at least 40% of your Target Compensation at such time up to a maximum amount of 100% of your Target Compensation at such time. For all fiscal years after 2008, the annual performance bonus shall be established in amounts and percentages of your Target Compensation as determined in accordance with the Company’s MDIC Plan. Subject to the sections below titled “Severance” and “Termination by the Company without Cause,” your annual performance bonus may be paid in cash or any other form in which (and at such time as) annual bonuses are paid to the Chief Executive Officer, the Chief Financial Officer and the Principal Accounting Officer, which shall be no later than the end of the calendar year following the year in respect of which such bonus is payable. Any bonus payment shall be subject to standard withholdings and deductions.
Sign-On Bonus. Within thirty (30) days after the Effective Date, the Company will make a cash lump sum payment to you in the amount of One Million Dollars ($1,000,000), less standard withholdings and deductions (the “Sign-On Bonus”). The Sign-On Bonus shall be repaid to the Company within 10 business days following (i) termination of your employment by the Company for Cause (as defined in the Managing Director Agreement) within six months of the Effective Date or (ii) the termination of your employment by you for any reason (other than (x) by you under Section 3(a)(2) of the Special Termination Agreement, (y) upon your Disability (as defined in Restricted Stock Unit Agreement) or (z) upon your death) prior to the first anniversary of the Effective Date.
Benefits/Long-Term Incentives. You will be entitled to participate in all employee benefits (including long-term incentives), fringe and perquisite plans, practices, programs policies and arrangements generally provided to executives of the Company at a level commensurate with your position.
Personal Days/Holidays. You will be entitled to 25 annual personal days, accrued monthly, to use for vacation, illness or other personal absences. These personal days are in addition to eight Company-designated holidays. As a full-time employee, you will also be eligible to participate in our Personal Benefits Program.
Business Expenses. The Company will reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties in accordance with the Company’s policies applicable to senior executives as in effect from time to time.
Consideration for Board Position. Within eighteen (18) months of the Effective Date, the Nominating and Governance Committee of the Board of Directors of the Company will consider recommending you for membership on the Board of Directors of the Company.

Mr. F. Edwin Harbach
January 8, 2007

Severance. Upon termination of your employment, the Company will pay you: (i) any earned but unpaid Base Compensation through the date of termination and any earned but unpaid annual bonus for any preceding year, provided, however, that your employment terminates after the date your annual bonus has been determined by the Compensation Committee (except in the event of your death or Disability, in which case the annual bonus will be your actual annual bonus for the prior year prorated for the period worked, provided if your death or Disability occurs in fiscal year 2007, then the annual performance bonus will be 40% of Target Compensation in such year prorated for the period worked), (ii) any unpaid accrued personal days or unreimbursed business expenses, (iii) in the circumstances specified below in the section titled “Termination by the Company without Cause” the payments specified in that section, and (iv) any other amounts due under any of the Company’s benefit plans. Payment of the amounts specified in subsection (iii) above shall be conditioned upon your execution of a full and binding unilateral Release of all claims arising from or associated with your employment with the Company, a form of which is attached hereto (the “Release Agreement”). Severance shall be paid without duty to mitigate. Any severance payment shall be subject to standard withholdings and deductions.
Termination by the Company without Cause. Upon your termination of employment by the Company without Cause, the Company will pay you a lump sum cash amount equal to two (2) times the sum of (i) your then current Target Compensation and (ii) your then current annual performance bonus (if no annual performance bonus has been established for such fiscal year, then the prior year’s actual bonus; provided if such termination occurs in fiscal year 2007, then the annual performance bonus will be 40% of Target Compensation in such year). The lump sum cash payment shall be made within 30 days of the date of receipt by the Company of your fully executed Release Agreement as specified in the “Severance” section above assuming that you have not revoked the Release Agreement. The Company will also pay your premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, on your behalf for 18 months after termination of your employment without Cause.
Special Termination Agreement. You shall be entitled to receive the payments and other benefits specified in your Special Termination Agreement, a copy of which is attached, and while eligible to receive such payments and other benefits you shall not be eligible to receive any payment or benefits under the above sections titled “Severance” and “Termination by the Company without Cause.”
Indemnification and Employee Representations. The Company will indemnify you to the fullest extent permitted by law and the Company’s Articles of Incorporation as in effect as of the Effective Date (regardless of any subsequent changes to such Articles) with respect to your activities on behalf of the Company.
It is the policy and practice of the Company to reasonably ensure that the Company and all new employees honor the terms of any reasonable post-employment restrictions contained in agreements with prior employers of such new employees. By accepting this

Mr. F. Edwin Harbach
January 8, 2007

offer of employment, you affirmatively warrant and represent to the Company that your employment with Accenture terminated more than eighteen (18) months ago and you are not subject to any non-competition restrictions of any kind. Although it is expected that your duties as President will not be restricted as a result of any agreements with your prior employer, in good faith, within 30 days of the Effective Date of your employment with the Company, you shall review a list of “Clients” and “Prospective Clients” of the Company, as those terms are defined in your Managing Director Agreement with the Company. You shall then identify to the Company’s General Counsel in writing, any and all such Clients and Prospective Clients which are, or may reasonably be deemed to be, entities from which you should recuse yourself from dealing during some portion of your employment with the Company (which are expected to be none).
Furthermore, you will never be asked to share, utilize or disclose in any way the proprietary or confidential information of a prior employer as part of your duties on behalf of the Company. You agree to promptly notify the Company’s General Counsel in the event you find yourself in a position of possibly violating your contractual agreement(s) with prior employers.
You will be covered under the Company’s D & O liability insurance on the same basis as other senior level executives of the Company.
The Company’s obligation to indemnify you under this heading “Indemnification and Employee Representations” shall survive any termination of this Agreement.
Legal Fees. The Company will pay your reasonable legal fees in connection with the negotiation and drafting of the documents associated with the commencement of your employment with the Company in an amount not to exceed $45,000.
Gross-up.
     (a) If, after the application of Paragraph 7 of the section below titled “Miscellaneous,” it is determined that any payment, benefit or distribution (or any combination thereof) by the Company, or by any trust established by the Company for the benefit of its employees, to or for your benefit (whether payable pursuant to the terms of this Employment Letter, the Restricted Stock Unit Agreement, the Special Termination Agreement or otherwise (a “Payment”)) would be subject to any one or more of the surtax imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, (“Section 409A”), or to any interest or penalties with respect to such surtax (such Section 409A surtax, together with interest and penalties thereon, hereinafter collectively referred to as the “Excise Tax”), you shall be entitled to receive an additional payment (a “Gross-up Payment”) in an amount such that after payment by you of all taxes, including, without limitation, any income taxes and any Excise Tax imposed upon the Gross-up Payment, you shall retain an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payment. The intent of this section is that after paying your federal, state and local income taxes and any payroll

Mr. F. Edwin Harbach
January 8, 2007

taxes, you will be in the same position as if you were not subject to the Excise Tax and did not receive the extra payments pursuant to this section.
     (b) Subject to the provisions of subsection (c), all determinations required to be made under this section entitled “Gross Up”, including whether and when a Gross-up Payment is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm or law firm as may be designated by the Company (the “Firm”). All fees and expenses of the Firm shall be borne solely by the Company. Any Gross-up Payment, as determined pursuant to this section entitled “Gross Up”, shall be paid by the Company to you within five days after the receipt of the Firm’s determination. If the Firm determines that no Excise Tax is payable by you, it shall so indicate to you in writing. Except as provided in this section entitled “Gross Up”, the determination by the Firm shall be binding upon the Company and you.
     (c) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-up Payment. Such notification shall be given no later than 10 business days after you are informed in writing of such claim and shall apprise the Company of the nature of the claim and the date of requested payment. You shall not pay the claim prior to the expiration of the 30-day period following the date on which it gives notice to the Company. If the Company notifies you in writing prior to the expiration of the period that it desires to contest such claim, you shall:
     (1) give the Company any information reasonably requested by the Company relating to such claim;
     (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
     (3) cooperate with the Company in good faith in order to effectively contest such claim; and
     (4) permit the Company to participate in any proceedings relating to such claim.
Without limitation on the foregoing provisions of this subsection (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate

Mr. F. Edwin Harbach
January 8, 2007

courts as the Company shall direct, provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the contest; and provided further, that if the Company directs you to pay any claim and sue for a refund, the Company shall advance the amount of the payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance.
     (d) If the Company exhausts its remedies pursuant to subsection (c) and you thereafter are required to make a payment of any Excise Tax, the Firm shall determine the amount of the Gross-up Payment required, and such payment shall be promptly paid by the Company to or for the benefit of you.
     (e) If, after the receipt by you of an amount advanced by the Company pursuant to subsection (c), you become entitled to receive any refund with respect to such claim, you shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to subsection (c), a determination is made that you are not entitled to any refund with respect to such claim, and the Company does not notify you in writing of its intent to contest such denial of refund within 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-up Payment required to be paid.
Definitions. For purposes of this Employment Letter, the following terms have the meanings ascribed below:
     (a) “Cause” shall have the meaning specified in the Managing Director Agreement.
     (b) “Change of Control” shall have the meaning specified in the Special Termination Agreement.
     (c) “Disability” shall have the meaning specified in the Restricted Stock Unit Agreement.
     (d) “Fair Market Value” shall have the meaning specified in the Restricted Stock Unit Agreement.

Mr. F. Edwin Harbach
January 8, 2007

Other Considerations.
There are a number of other important items we wish to cover in this Employment Letter. They are:
•	Contributory benefits (such as medical, dental, supplemental life insurance, long-term disability and optional accidental death and dismemberment insurance) are effective the first day of the calendar month following the Effective Date, unless you are hired on the first day of the month, in which case they will be effective immediately. All other non-contributory benefits (such as business travel accident insurance, short-term disability and personal days) are effective upon the Effective Date.

•	Please read this Employment Letter and the accompanying Managing Director Agreement and exhibits thereto carefully. Signing these documents is a condition of employment. As noted therein, employment with the Company is not for a specific term and may be terminated (i) by you, upon three months’ notice as specified in your Managing Director Agreement or (ii) by the Company at any time, for any or no reason, with or without Cause.

•	In compliance with the Immigration Reform and Control Act, federal law requires employers to verify work authorization upon hire. We have provided you with information that describes these requirements and the documents you need to bring on your first day of work.

•	In compliance with the Fair Credit Reporting Act, employment with the Company is contingent upon satisfactory completion of the Company’s employment screening process. This includes a public source background inquiry and receipt of satisfactory information regarding your employment history. You will be provided with, and be required to execute, a Disclosure and Authorization for Release of Information form authorizing the Company to compile a background report. If the Company finds that you have made any misrepresentation or is dissatisfied with the results of any review of your background, the Company may withdraw any offer of employment or terminate your employment without obligation whatsoever on the part of the Company except payment to you for any services rendered.
     Miscellaneous.
1.	Notwithstanding any provisions of the Managing Director Agreement, the Company and you hereby agree as follows:

•	Notwithstanding Section 7 of the Managing Director Agreement, except as otherwise determined by a court or arbitrator, as applicable, each party shall be

Mr. F. Edwin Harbach
January 8, 2007

responsible for all of its own costs (including, without limitation, attorneys’ fees and court costs) incurred in enforcing any agreement against the other party.

2.	This Employment Letter can be amended only in writing signed by both you and the Company. This Employment Letter shall be governed by and construed in accordance with the internal, domestic laws of the Commonwealth of Virginia.

3.	In the event of any conflict between the provisions of this Employment Letter, the provisions of your Managing Director Agreement and the provisions of the Restricted Stock Agreement, the terms and provisions in this Employment Letter shall control.

4.	This Letter Agreement is assignable by the Company only to a successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company, and the Company will require any such successor, by written agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Employment Letter in the same manner and to the same extent that the Company would be required to perform it if no such assumption had taken place, provided, however, that no such written agreement shall be required if the transaction results in the successor becoming legally required to fulfill the obligations of the Company under this Employment Letter, whether by operation of law or otherwise. Except as expressly provided herein, you may not sell, transfer, assign, or pledge any of your rights or interests under this Employment Letter, provided that any amounts due hereunder shall, upon your death, be paid to your estate unless you have designated a beneficiary therefore in accordance with any applicable plan.

5.	For the purpose of this Employment Letter, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight service or delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive office or to you at the address on the records of the Company (provided that all notices to the Company shall be directed to the attention of the CEO) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6.	If any provision of this Employment Letter or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Employment Letter shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or

Mr. F. Edwin Harbach
January 8, 2007

times. This Employment Letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7.	It is intended that this Employment Letter will comply with Section 409A and the Agreement shall be interpreted in a manner consistent with such intent. If any provision of this Employment Letter (or of any award of compensation, including deferred compensation or benefits) would cause you to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall have the right to reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit you of the applicable provision without violating the provisions of Section 409A; provided, further, in no event shall you be required to defer the date on which you are entitled to receive any payment or benefit hereunder for a period in excess of six months.

8.	The Company agrees not to make any public announcement of the commencement of your employment with the Company until the Effective Date, unless otherwise mutually agreed in writing.
The items in this Employment Letter, the Restricted Stock Unit Agreement, your Managing Director Agreement and exhibits thereto, your Special Termination Agreement and the other items referred to above represent the Company’s entire offer of employment to you. Any contrary representations that may have been made to you at any time are superseded by this Employment Letter. By signing below, you accept this offer of employment in accordance with the terms and conditions of employment specified in this Employment Letter. This offer of employment will remain open through January 22, 2007.

Mr. F. Edwin Harbach
January 8, 2007

Ed, we are excited about having you join us. To inform us of your decision, please sign and return this Employment Letter, your Managing Director Agreement, your Restricted Stock Unit Agreement and your Special Termination Agreement.
Should you have any questions, please contact me at (703) 747-6400.
Very truly yours,
/s/ Harry L. You
Harry L. You
Chief Executive Officer
BearingPoint, Inc.

ACCEPTED:
/s/ F. Edwin Harbach
F. Edwin Harbach